UNITED STATES                  SEC FILE NUMBER
                       SECURITIES AND EXCHANGE COMMISSION            0-27359
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): [_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q
             [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR

     For Period Ended:      September 30, 2005
                      ------------------------------
     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________


________________________________________________________________________________
  Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________



PART I - REGISTRANT INFORMATION


CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name If Applicable

501 NORTH SHORELINE DRIVE, SUITE 701 NORTH
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

CORPUS CHRISTI, TX 78471
--------------------------------------------------------------------------------
City, State and Zip Code




PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
[X]  |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR, or Form N-CSR
     |         or portion  thereof will be filed on or before the 15th  calendar
     |         day following the prescribed  due date; or the subject  quarterly
     |         report or transition report on Form 10-Q or subject  distribution
     |         report  on Form  10-D,  or  portion  thereof  will be filed on or
     |         before the fifth  calendar day following the prescribed due date;
     |         and
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR or N-CSR the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant's accounting staff was not able to complete the required financial information and deliver it to the registrant's independent public accountant for his review in time to complete the report prior to the filing deadline.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                   THOMAS J. KENAN                   (405)        235-2575
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     ---------------------------------------------------------------------------

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date NOVEMBER 15, 2005          By: /s/ Donald S. Robbins
    -------------------            ---------------------------------------------
                                   Donald S. Robbins, President